NL REPORTS FIRST QUARTER 2025 RESULTS

DALLAS, TEXAS – May 7, 2025 – NL Industries, Inc. (NYSE: NL) today reported net income attributable to NL stockholders of $.7 million, or $.01 per share, in the first quarter of 2025 compared to $6.8 million, or $.14 per share, in the first quarter of 2024. NL’s results include an unrealized loss of $8.5 million in the first quarter of 2025 compared to a $2.4 million unrealized gain in the first quarter of 2024 related to the change in value of marketable equity securities.

CompX’s net sales were $40.3 million in the first quarter of 2025 compared to $38.0 million in the first quarter of 2024.  CompX’s first quarter 2025 net sales increased over the comparable 2024 period due to higher Marine Components sales primarily to the towboat and government markets and to a lesser extent higher Security Products sales primarily to the government security market. CompX’s segment profit increased to $5.9 million in the first quarter of 2025 compared to $3.7 million in the first quarter of 2024 primarily due to higher Marine Components sales and gross margin.

NL recognized equity in earnings of Kronos of $5.5 million in the first quarter of 2025 compared to $2.5 million in the same period of 2024. As previously reported, effective July 16, 2024, Kronos acquired the 50% joint venture interest in Louisiana Pigment Company, L.P. (“LPC”) previously held by Venator Investments, Ltd. Prior to the acquisition, Kronos held a 50% joint venture interest in LPC. Following the acquisition, LPC became a wholly-owned subsidiary of Kronos. The results of operations of LPC have been included in Kronos’ results of operations beginning as of the acquisition date.

Kronos’ net sales of $489.8 million in the first quarter of 2025 were $11.0 million, or 2%, higher than in the first quarter of 2024. Kronos’ net sales increased in the first quarter of 2025 compared to the first quarter of 2024 primarily due to the effects of higher sales volumes in its North American and European markets somewhat offset by lower sales volumes in its export markets, higher average TiO2 selling prices and changes in product mix. Kronos started 2025 with average TiO2 selling prices 2% higher than at the beginning of 2024 but its average TiO2 selling prices declined 3% during the first quarter of 2025 due to market pressure in certain regions and less favorable product sales mix. Kronos’ average TiO2 selling prices in the first quarter of 2025 were 2% higher than the average prices during the first quarter of 2024. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $11 million in first quarter of 2025 as compared to the first quarter of 2024. The table at the end of this press release shows how each of these items impacted Kronos’ net sales.

Kronos’ income from operations in the first quarter of 2025 was $38.4 million as compared to $19.5 million in the first quarter of 2024. Kronos’ income from operations increased in the first quarter of 2025 compared to the first quarter of 2024 primarily due to the effects of higher sales and production volumes, higher average TiO2 selling prices, and decreases in per metric ton production costs (primarily raw materials, utilities and unabsorbed fixed costs due to improved operating rates in 2025). Kronos’ TiO2 production volumes were 18% higher in the first quarter of 2025 compared to the first quarter of 2024. Kronos operated its production facilities at overall average capacities of 93% and 87% in the first quarters of 2025 and 2024, respectively. Fluctuations in currency exchange rates (primarily the euro) decreased Kronos’ income from operations by approximately $5 million in the first quarter of 2025 as compared to the first quarter of 2024.

Corporate expenses increased $.3 million in the first quarter of 2025 compared to the first quarter of 2024 primarily due to higher environmental remediation and related costs and general and administrative expenses, partially offset by lower litigation fees and related costs. Interest and dividend income decreased $.6 million in the first quarter of 2025 compared to the same period of 2024 primarily due to lower average interest rates and decreased cash balances. Marketable equity securities represent the change in unrealized gains (losses) on our portfolio of marketable equity securities during the period.

Net income attributable to NL stockholders for the first three months of 2024 includes a loss of $.3 million ($.01 per share, net of tax) due to Kronos’ recognition of an aggregate charge related to a write-off of deferred financing costs.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Factors that could cause actual future results to differ materially include, but are not limited to:

●	Future supply and demand for our products;
●	Kronos’ ability to realize expected cost savings from strategic and operational initiatives;
●	Kronos’ ability to integrate acquisitions, including Louisiana Pigment Company, L.P., into its operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs), including as a result of additional or changed tariffs on imported raw materials, and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for TiO2 and our products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, tariffs, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades, or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Competition from Chinese suppliers with less stringent regulatory and environmental compliance requirements;
●	Customer and competitor strategies;
●	Potential consolidation of Kronos’ competitors;
●	Potential consolidation of Kronos’ customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	Potential difficulties in integrating future acquisitions;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;

●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes (including tariffs imposed by the U.S. federal government on imports from Canada, where Kronos has a manufacturing facility);
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	Kronos’ ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Kronos’ ability to comply with covenants contained in its revolving bank credit facility;
●	Our ability to maintain sufficient liquidity;
●	The timing and amounts of insurance recoveries;
●	The ability of our subsidiaries or affiliates to pay us dividends;
●	Uncertainties associated with CompX’s development of new products and product features;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental, sustainability, health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters); and
●	Pending or possible future litigation (such as litigation related to CompX’s use of certain permitted chemicals in its productions process) or other actions.

Should one or more of these risks materialize (or if the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in component products (security products and recreational marine components) and chemicals (TiO2) businesses.

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

(972) 233-1700

NL INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except earnings per share)

	Three months ended
	March 31,
	2024	2025

	(unaudited)
Net sales	$38.0	$40.3
Cost of sales	28.3	28.1

Gross margin	9.7	12.2

Selling, general and administrative expense	6.0	6.3
Corporate expense	2.4	2.7

Income from operations	1.3	3.2

Equity in earnings of Kronos Worldwide, Inc.	2.5	5.5

Other income (expense):
Interest and dividend income	2.6	2.0
Marketable equity securities	2.4	(8.5)
Other components of net periodic pension and OPEB cost	(.3)	(.3)
Interest expense	(.2)	(.6)

Income before income taxes	8.3	1.3

Income tax expense	1.0	—

Net income	7.3	1.3

Noncontrolling interest in net income of subsidiary	.5	.6

Net income attributable to NL stockholders	$6.8	$.7

Net income per share attributable to NL stockholders	$.14	$.01

Weighted average shares used in the calculation of net income per share	48.8	48.8

NL INDUSTRIES, INC.

COMPONENTS OF INCOME FROM OPERATIONS

(In millions)

	Three months ended
	March 31,
	2024	2025

	(unaudited)
CompX segment profit	$3.7	$5.9
Corporate expense	(2.4)	(2.7)

Income from operations	$1.3	$3.2

CHANGE IN KRONOS’ NET SALES

Three months ended
March 31,
2025 vs. 2024
(unaudited)
Percentage change in net sales:
TiO2 sales volume	5%
TiO2 product pricing	2
TiO2 product mix/other	(2)
Changes in currency exchange rates	(3)

Total	2%